LOAN AGREEMENT

This Loan Agreement (this "Agreement") is ENTERED INTO as of the 11th day of October, 2011, by and among WhiteSmoke Inc., a company organized and existing under the laws of the state of Delaware (the "Company"), and the parties listed on Exhibit A hereto (collectively, the "Lenders", and each, a “Lender”).

WHEREAS,	the Company intends to complete an initial public offering of its shares (the "IPO") by no later than November 11, 2011;

WHEREAS,	as a result of certain issues relating to its current cash flow situation it requires an infusion of $550,000 in order to conduct its business activities during the period until the IPO ; and

WHEREAS,	the Lenders are willing to make available such funds to the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	THE LOAN

1.1.
The Lenders shall provide to the Company a loan in an aggregate amount of up to US$550,000 (the “Loan Amount”). Each Lender shall provide to the Company such amount as set forth opposite its name on Exhibit A attached hereto.  The total Loan Amount shall bear interest at the rate of 16% per annum (the “Interest”). The Loan shall be senior to all other unsecured loans provided to the Company, unless specifically stated otherwise in the terms of such other loans.

1.2.	Each Lender shall only be responsible to lend its portion of the Loan Amount as detailed in Exhibit A (the "Portion"), and the liability of the Lenders shall be several, and not joint.

1.3.
Each Lender shall pay its Portion in U.S. Dollars or in the New Israeli Shekels (“NIS”) equivalent. If the Portion is paid in an NIS equivalent, it shall be paid in accordance with the representative rate of exchange of the U.S. Dollar against the NIS last published by the Bank of Israel immediately prior to the Closing (as hereinafter defined).

2.	CLOSING

2.1.
Time and Place of the Closing. The closing of the transaction hereunder shall take place at the offices of Yigal Arnon & Co., on October 11 2011, or at such other time and place as the Company and the Lenders shall mutually agree (the "Closing ").

2.2.
Deliveries and Transactions at the Closing. At the Closing, the following transactions shall occur, or the following documents shall be delivered, simultaneously (no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered):

2.2.1.
Board Resolution. A copy of a duly executed resolution of the Board of Directors of the Company, attached hereto as Exhibit B shall be delivered to the Lenders, by which the execution, delivery and performance by the Company of this Agreement shall have been approved.

2.2.2.
Payment. Each of the Lenders shall transfer its Portion by wire transfer to: Bridge Bank, NA, Account No. 101137982, Swift Code: BBFXUS6S, ABA Routing Number: 121143260, at 55 Almaden Blvd., San Jose, CA 95113, USA.

2.2.3.	Waiver. A waiver from Kreos Capital III Limited in the form attached hereto as Exhibit C.

3.	REPAYMENT

3.1.
The Company shall repay the Lenders their respective portions of the Loan, as set forth below. The Loan, shall be due and payable on the date on which the invoice issued to Conduit Ltd. (a "Conduit Invoice") in December 2011 is paid to the Company by Conduit Ltd., but in no event later than January 11, 2012 (the "Repayment Date"), provided that the Conduit Invoice during each of the months of November and December is at least $561,000 (in each case the "Minimum Invoice Amount"). Should a Conduit Invoice be less than the Minimum Invoice Amount, then, in the absence of an Additional Security (as defined below), Lenders may demand in writing that Loan plus accrued interest thereon, be immediately repaid, provided, however, that such repayment of the Loan by the Company shall be subject to Kreos’ prior written consent, which consent will not be unreasonably withheld.  The Loan shall be pre-payable by the Company, in whole or in part, without the written consent of the Lenders.

3.2.
Each payment hereunder by the Company shall be made to the Lenders in U.S. Dollars by wire transfer in immediately available funds to such account(s) as each Lender may designate in writing. All payments to be made by the Company to the Lenders shall be made free and clear of, and without deduction or withholding unless the Company is required by law to make such a payment subject to a deduction or withholding, in which case the Company shall, promptly on becoming aware of such requirement, notify each Lender of it.

3.3.	Immediately upon full repayment of the Loan, the Company shall be released from the repayment obligation hereunder.

3.4.
Notwithstanding the foregoing, in the event of consummation of (i) an initial public offering of the Company's securities ("IPO")(ii)  the closing of an M&A Transaction (as defined below) or (iii) a Financing Transaction (as defined below), prior to the Repayment Date, then each of the Lenders shall be entitled to receive in cash, at the consummation of the IPO, M&A Transaction or Financing Transaction, the Portion paid by such Lender plus 30% of such Lender's Portion, as full and final repayment of the Loan Amount (it being clarified that upon an M&A Transaction, IPO or Financing Transaction, the right to receive Interest in connection with the Loan Amount shall automatically cease).

For the purposes of Section 3.4, an "M&A Transaction shall be defined as (a) a consolidation, merger or reorganization of the Company with or into, or a sale of all or substantially all of the Company's assets, or substantially all of the Company's issued and outstanding shares, to any other company, or any other entity or person, other than a wholly-owned subsidiary of the Company; (b) a transaction or series of transactions in which a person or entity acquires fifty percent (50%) or more of the issued and outstanding shares of the Company; or (c) a transfer or grant of an exclusive license over all or substantially all of the Company’s intellectual property or that of its wholly-owned subsidiary out of the ordinary course of business.

For the purposes of this Section 3.4 a "Financing Transaction" shall be defined as a debt or equity transaction pursuant to which the Company shall receive net proceeds of at least $500,000.

4.	SECURITY

The Company shall place a first priority lien on each Conduit Invoice and the proceeds due/and payable thereunder (the "Security"), as security for the Loan Amount, which charge shall be terminated immediately upon the repayment in full of the Loan Amount in accordance with the terms herein. The Security shall be exercisable in the event of an Event of Acceleration or failure to repay the Loan Amount in accordance with the terms hereof. Notwithstanding the foregoing, in the event that any Conduit Invoice shall be less than the Minimum Invoice Amount, the Company may provide a first priority lean on a separate customer invoice in addition to the Security (the "Additional Security"); provided that (i) Lenders who have loaned a majority of the Loan Amount agree to such Additional Security and (ii) Kreos agrees to  the creation of such Additional Security in favor of the Lenders.

5.	ACCELERATION

5.1
Notwithstanding anything herein to the contrary, the Loan Amount, shall be due and payable on the occurrence of an Event of Acceleration, unless otherwise provided for below. The Company shall immediately inform the Lenders and Kreos upon an Event of Acceleration and shall repay the Loan Amount and Interest thereon in accordance with the written instructions of the Lenders who provided a majority of the Loan Amount and Kreos.

5.2
For the purposes of this Agreement, an "Event of Acceleration" shall be deemed to exist upon the occurrence of any of the following: (i) the execution by the Company of a general assignment for the benefit of creditors; (ii) the filing by or against the Company of any petition in liquidation or any petition for relief under the provisions of any applicable legislation for the relief of debtors and the continuation of such petition without dismissal for a period of ninety (90) days or more; or (iii) the temporary or permanent appointment of a receiver, trustee or liquidator to take possession of a substantial portion of the property or assets of the Company without dismissal for a period of ninety (90) days or more.

5.3
The Company shall promptly inform the Lenders of the occurrence of any Event of Acceleration and, upon receipt of a written request to that effect from any of the Lenders confirm to the Lenders that, to its knowledge, except as previously notified to the Lenders or as notified in such confirmation, no Event of Acceleration or potential Event of Acceleration has occurred. On the occurrence of an Event of Acceleration the Company shall be liable for all of the Lenders’ costs and expenses (including reasonable attorney's fees and expenses) incurred in connection with recovery of the outstanding Loan by the Lenders.

6.	MISCELLANEOUS.

6.1.
Furtherance of Cooperation.  Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

6.2.
Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Israel except with regard to all matters relating to corporate governance of the Company, which shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof and the competent court in Tel Aviv shall have exclusive jurisdiction on any dispute arising from or in relation to this Agreement.

6.3.
Assigns and Successors. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.  None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by either party without the prior consent in writing of the other party, provided, however, that the Company's consent shall not be required with respect to any assignment or transfer from an Lender to (i) any other entity which controls, is controlled by or is under common control with the Lender, (ii) if the Lender is a trustee or is appointed to act on behalf of others then to its beneficiaries, or (iii) one or more of its stockholders, directors, officers or limited or general partners, or to entities that manage or co-manage, directly or indirectly, the transferor or any of its general or limited partners, or to other investment funds managed by the same management, if the Lender is a corporate entity or a partnership.

6.4.
Entire Agreement.  This Agreement, together with the Schedules and Exhibits hereto, constitute the full and entire understanding and agreement among the parties with regard to the subject matters hereof and thereof and supersede all prior agreements among the parties hereof with regard to such subject matters.

6.5.
Amendment. This Agreement may not be amended, supplemented, discharged, terminated or altered except by a written agreement signed by the Company and Lenders that provided more than 75% (seventy five percent) of the actual Loan Amount.

6.6.	Preamble. The preamble hereto constitutes an integral part hereof.

6.7.
Notice.  Any notice required or permitted hereunder shall be in writing and shall be sent by registered mail or confirmed facsimile to the parties hereto, with respect to the Lenders at the addresses set forth opposite their names on Schedule A hereto, and with respect to the Company, at the address set forth under its signature below, as may be changed by each of the parties in a written notice from time to time.

6.8.
Waiver.  No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.  Each Lender may, expressly and in writing, waive any of its rights hereunder, and such waiver shall apply to such Lender only; provided, however, that if any such waiver has an adverse effect on other Lenders, then such waiver shall only be effective if the other Lenders, expressly and in writing, agree to such waiver.

6.9.
Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

6.10.
Equal Treatment. The Company shall treat all Lenders equally in connection with this Agreement.  Therefore, any agreement of the Company to improve the rights of any Lenders hereunder or in connection herewith, or grant additional rights to any Lender hereunder or in connection herewith, shall automatically apply equally to all Lenders.

6.11.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signatures Page Immediately Follows]

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

WhiteSmoke Inc.

Signature:	/s/ Hilla Ovil Brenner
By: Hilla Ovil Brenner
Title: CEO

The parties have executed this Agreement as of the date first written above.

LENDER:	[INSERT NAME]

By:
Name:
Title:

[Signature page to Convertible Loan Agreement]

Exhibit A

Name of Lender & Address	Principal Loan Amount

Total:	$550,000

In the event that other shareholders of the Company will wish to participate in providing the Loan, they will be able to do so, and the Lenders mentioned above will reduce their share of the Loan proportionally (or in any other manner agreed upon by all such Lenders) to allow such shareholder to participate.

Exhibit B

Board of Directors Resolution

Exhibit C

Waiver